Exhibit 99.1

Biovest’s CEO Anticipates Significant

Milestone Achievements Throughout 2008

TAMPA, FLORIDA – January 30, 2008 – The following letter is from Dr. Steven Arikian, Chairman and Chief Executive Officer of Biovest International, Inc. (OTCBB: BVTI), a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI). In addition to these comments, stockholders and potential investors are referred to: the Company’s SEC filings, including Form 10-K and Form 10-Q (Annual and Quarterly Reports); press releases; website; and other publicly disseminated information, which is available free of charge upon request by contacting the Company.

To Our Shareholders,

This is, without question, the most exciting time that I have experienced in steering the business and scientific initiatives of Biovest.

As a result of our expertise, focus, perseverance, and ultimately the excellence of our science and technologies, I believe that 2008 should be the year in which we begin to realize our most ambitious goals, including:

1) Reporting interim unblinded results of our pivotal Phase 3 clinical trial for BiovaxID™—a major milestone that is magnified by the fact that BiovaxID commenced its Phase 3 clinical trial more than seven years ago, yielding long-term clinical trial data and representing significant development cost;

2) Assuming positive results, we will meet with the FDA to prepare filings to seek conditional regulatory approval for BiovaxID, as we continue to advance our regulatory strategy to market BiovaxID as the first personalized anti-cancer vaccine to ever be granted approval for the treatment of non-Hodgkin’s lymphoma;

3) Filing an Investigational New Drug Application (IND) for a pivotal Phase 3 clinical trial of Revimmune usage in bone marrow transplants to treat and possibly cure sickle cell anemia;

4) Continuing to accelerate market penetration for AutovaxID™, our novel proprietary biomanufacturing system, which provides quality and cost benefits for the efficient commercial production of certain difficult-to-produce therapeutic proteins, and;

5) Increasing our revenues, which were approximately $5 million for fiscal-year 2007, while continuing to judiciously control expenses.

With the potential to report unprecedented clinical data, pursue U.S. and European regulatory approvals, strengthen our product portfolio, and increase revenues, I believe that our current market valuation is just a fraction of what it should be. I expect that such successes will help us attract the key partnering and licensing opportunities that will exponentially grow our business.

BiovaxID™

Originally developed by researchers at the National Cancer Institute and Stanford University, BiovaxID holds the potential to be the very first anti-cancer vaccine to achieve FDA approval. Of the 130,000 new cases of non-Hodgkin’s lymphoma (NHL) diagnosed every year in the U.S. and Europe, approximately 30% fall into the category of indolent, follicular B-cell NHL, which is the segment that BiovaxID is initially targeting. Although chemotherapy, radiation and certain immunotherapies are routinely used to treat indolent, follicular B-cell NHL, such treatments are by no means considered a cure and often very difficult to tolerate, with relapse likely if not inevitable. There is an urgent need to improve existing regimens in order to indefinitely sustain remission rates, thus representing an excellent opportunity for BiovaxID.

I have been frequently asked if there is a difference between BiovaxID and other anti-cancer vaccines that are in development targeting NHL, some of which have made recent headlines for failing to meet their primary endpoint in clinical trials, and the answer is a resounding – Yes!

BiovaxID is a hybridoma vaccine, which means it is manufactured using the entire biomarker, or idiotype, that is expressed on the cancerous B-cells. The biomarker expressed on the diseased B-cells is completely different than those on the healthy cells, and we obtain the biomarker from each individual patient when tumor samples are extracted by biopsy, meaning each vaccine is truly patient-specific. Other anti-cancer vaccines are recombinant, meaning that they are produced by only using a segment of the biomarker, or idiotype. This is an extremely important distinction, as we believe that using the entire structure of the biomarker is vitally important in stimulating the immune system in a potent enough manner to destroy the cancer with long-lasting results. However, vaccines that only use a segment of the biomarker may just not be able to completely activate the immune system to effectively recognize cancerous lymphoma cells. It is important to note that based on our solid family of patent protections, I believe we are the only Company that can produce a hybridoma anti-cancer vaccine that contains a high-fidelity copy of the complete biomarker – a huge competitive advantage.

When BiovaxID is administered, the patient’s immune system is “trained” to specifically target and attack the diseased B-cells in a robust manner, thereby resulting in a more complete immune response and much lower relapse rate. It even appears that BiovaxID gives rise to “memory” T-cells that enable the immune system to respond to the presence of cancerous cells long after therapy has been stopped. In our previously reported Phase 2 clinical trial, the long-term BiovaxID results were nothing less than remarkable. After follow-up at nine years post BiovaxID vaccination, 19 of 20 patients remained alive, and 9 of 20 patients remained in complete continuous remission. And now we are on the verge of reporting the results from our pivotal Phase 3 clinical trial.

In order to confirm the safety and efficacy of BiovaxID, and pave the way for U.S. and international regulatory approvals, we will need positive results from our Phase 3 study, demonstrating that a statistically significant percentage of BiovaxID patients remained in long-term remission without any signs of the disease (disease-free survival). While there are no assurances, I am convinced that the Phase 3 study will provide strong evidence supporting BiovaxID for accelerated approval in the U.S. and conditional approval in the EU. This pivotal data is expected to be publicly reported by the end of April, and based on conditional approval, we would expect to commercially launch the product in 2009.

AutovaxID™

With so much attention and excitement focused on the upcoming BiovaxID Phase 3 results, it is important not to overlook the significant growth opportunity represented by AutovaxID, our next-generation, fully-automated device for the manufacture of certain difficult-to-produce therapeutic proteins and personalized vaccines. Its merits are immediately apparent based on our success using AutovaxID for the efficient and cost-effective production of BiovaxID.

The demand for recombinant proteins is increasing very rapidly and many kinds of therapeutic proteins are produced relatively inefficiently, often through the use of very large, expensive and complex stainless-steel bioreactors and fermentation tanks, which require teams of highly-trained technicians to constantly monitor, supervise and maintain. For certain kinds of proteins, AutovaxID is an ideal alternative, providing a revolutionary solution, capable of overcoming many of the challenges associated with the production of commercial-scale biotechnology drug products, while ensuring a consistently high-quality end-product.

By automating the manufacturing process, and using our single-use, closed-system disposable bioreactors, AutovaxID dramatically cuts the need for supervision, thus also minimizing error-prone manual monitoring and adjustments. Its capabilities actually reduce the need for large, expensive production facilities, including costly isolation suites and clean rooms. It is our goal to position AutovaxID as a critically important platform technology which allows manufacturers of specialized proteins to streamline the production process, allowing for the faster and cheaper production of their products, and using less manpower, while continuing to adhere with stringent regulatory standards.

This will be our first full calendar-year marketing AutovaxID, through our distribution agreement with VWR International, Inc., a global leader in the research laboratory industry with more than $3 billion in annual sales. I am confident that AutovaxID will be a source of growth for Biovest, as a technologically advanced commercial cell culture system, enabling scalable, cost-effective production of certain cells and/or cell-derived products.

Additionally, we are working with American Defense International, Inc., a Washington, D.C. based consulting firm that specializes in government affairs and business development. Based on their efforts, we are meeting with key U.S. government officials including a prominent Senator and Congressman, one of whom toured our AutovaxID facility this month. We are also meeting with various divisions of the U.S. military that focus on vaccine research with an aim to collaborate with government health and medical research centers, including the Department of Defense, to utilize the AutovaxID as a preferred manufacturing device for cutting-edge drug products.

Revimmune™

We just recently announced that we have licensed the worldwide, exclusive rights to Revimmune (high-dose cyclophosphamide) for the treatment and prevention of transplant rejection including rejection following a bone marrow transplant.

With more than 5,000 Americans receiving allogenic bone marrow transplants annually, the advent of Graft-Versus-Host Disease (GVHD) is a common and sometimes fatal complication, characterized by the donor marrow (graft) producing immune cells that attack multiple organs of the recipient (host).

However, researchers at Johns Hopkins have found that treatment with Revimmune can greatly reduce the risk of death and the serious side effects associated the bone marrow transplants and GVHD. Additionally, by using Revimmune, the potential pool of donors significantly increases by reducing the requirement for tissue matching, meaning any parent, child or sibling should be an ideal candidate.

We now have the exclusive commercial rights to Revimmune for such transplant indications, and we believe it represents a major opportunity to emerge as a leading therapy for the elimination of transplant rejection, including bone marrow transplant usage to cure chronic illnesses such as sickle cell anemia. This is expected to be our first target indication, and we plan to file an Investigational New Drug (IND) application seeking FDA permission to begin a Phase 3 clinical trial. Simply said, Revimmune has the potential to be the first effective treatment of life-threatening transplant rejection complications, and it provides Biovest with another tremendous growth opportunity.

Appreciating Our Shareholders

The business of biotechnology is perhaps the most rigorous and regulated in the world, with only a small fraction of drug products in development ever proving successful. Over the years, we too have endured and navigated many of the challenges which are typical in our industry, but I am convinced that we are now strongly positioned to deliver the critical and key achievements that I believe will significantly drive growth for our business, as we evolve into an industry leader.

The Management of Biovest expresses our sincere thanks to our shareholders for your patience and perseverance, as I believe our work to date will ultimately result in major achievements throughout 2008 and beyond, as we build the kind of respected, successful Company that our shareholders can be proud of.

Sincerely,

Steven Arikian, M.D.

Chairman and Chief Executive Officer

For further information, please visit: http://www.Biovest.com

Biovest International, Inc. Corporate Contacts:

Douglas Calder, Director of Investor Relations & Public Relations

Phone: (813) 864-2554, ext.258 / Email: dwcalder@biovest.com

or

Susan Bonitz, Ph.D., Director, Program Coordination

Phone: (813) 864-2554, ext.277 / Email: sbonitz@accentia.net

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune(TM), BiovaxID(TM), AutovaxID(TM), and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.